Execution Version

MLA No. 000976B

SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of June 30, 2016, (the “Effective Date”)  between CHUGACH ELECTRIC ASSOCIATION, INC. (the “Company”) and CoBANK, ACB  (“CoBank”).

BACKGROUND

CoBank and the Company are parties to an Amended and Restated Master Loan Agreement, dated as January 19, 2011 (MLA No. 000976A) (the “Existing Master Loan Agreement”).  The parties now desire to amend and restate the Existing Master Loan Agreement in its entirety as set forth in this Agreement.

The Company and CoBank are parties to the Second Amended and Restated Supplement (to the Existing Master Loan Agreement) dated as of January 19, 2011 (ML0976T1B) (the “Existing Supplement”) pursuant to which CoBank extended credit to the Company evidenced by that certain Promissory Note in the original principal amount of $37,301,818.50, dated January 19, 2011 (Loan No. ML0976-T1B) (the “Existing Promissory Note”).  There are no other supplements to the Existing Master Loan Agreement and no other instruments evidencing any existing loan by CoBank to the Company.

On and after the Effective Date hereof, the Existing Supplement and the Existing Promissory Note shall be governed by this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Definitions.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A hereto.

SECTION 1.02.    Rules of Interpretation.  The rules of interpretation set forth in Exhibit A shall apply to this Agreement.

ARTICLE 2

THE SUPPLEMENTS AND THE PROMISSORY NOTES

SECTION 2.01.    The Promissory Notes and the Supplements.

(A)Amendment and Restatement of Existing Master Loan Agreement; Existing Promissory Note and Existing Supplement.  On the Effective Date, the Existing Master Loan Agreement shall be amended and restated in its entirety as set forth in this

Agreement.  On and after the Effective Date, the Existing Supplement and the Existing Promissory Note shall be governed by this Agreement.

(B)New Promissory Notes and New Supplements.  If on or after the Effective Date, the Company would like to obtain one or more new Loans from CoBank to be governed by the terms of this Agreement, and CoBank is willing to make such new Loan or Loans to the Company, the parties will enter into one or more additional supplements to this Agreement (together with the Existing Supplement, each, a “Supplement” and collectively, the “Supplements”).  Each such Supplement will set forth CoBank’s commitment to make a loan or loans (each, a “Loan” and collectively, the “Loans”), the amount of the Loan(s), the purpose of the Loan(s), the interest rate or interest rate options applicable to the Loan(s), the Company’s promise to repay the Loans, and any other terms and conditions applicable to the particular Loan(s).  Each Loan will be governed by the terms and conditions set forth in this Agreement, in the Supplement and in the Promissory Note (as hereinafter defined in this Section 2.01(B)) relating to that Loan.

The Company’s obligation to repay the Loans made under each Supplement shall be evidenced by a promissory note in form and content acceptable to CoBank: (such notes, together with the Existing Promissory Note, as they may be amended, modified, supplemented, extended, restated or replaced from time to time, collectively, the “Promissory Notes,” and each a “Promissory Note”). In the absence of a Supplement hereto and a Promissory Note duly executed by the Company, CoBank shall have no obligation to make any new Loan to the Company under this Agreement.

SECTION 2.02    Notice and Manner of Borrowing New Loans.  Except as otherwise provided in a Supplement: (A) new Loans will be made available on any Business Day upon the written, telephonic or, if specified by separate agreement between the Company and CoBank, electronic request of an authorized employee of the Company (which telephonic request, if required by CoBank, shall be promptly confirmed in writing by the Company); (B) requests for new Loans must be received by 12:00 noon Mountain time on the date the Loan is to be made; and (C) Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied by CoBank.

SECTION 2.03.    Method of Payment (All Loans).  The Company shall make all payments to CoBank under this Agreement, each Supplement hereto and each Promissory Note by wire transfer of immediately available funds or, if specified by separate agreement between the Company and CoBank, by automated clearing house or other similar cash handling processes. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 noon Mountain time of its intent to pay by wire, and funds received after 3:00 p.m. Mountain time shall be credited on the next Business Day.

SECTION 2.04.    Security.  The Company’s obligations hereunder and under each other Loan Document to which the Company is a party (whether executed prior hereto, contemporaneously herewith or at a later date) shall be secured by a statutory first priority Lien on all stock and other equity which the Company may now own or hereafter acquire or be allocated in CoBank.  The Existing Promissory Note is secured as a “Pre-Existing Obligation” under the Mortgage Indenture and each additional Promissory Note issued pursuant to this Agreement shall be authenticated under the Mortgage Indenture and secured as an “Additional Obligation” (as defined in the Mortgage Indenture).

SECTION 2.05.    CoBank Books and Records.  CoBank will keep a record of: (A) the date and amount of each Loan; (B) the interest rate elections and/or interest rates applicable to all Loans, and the effective dates of all changes thereto; (C) all fees and expenses due and payable to CoBank hereunder and under the other Loan Documents; and (D) the date and amount of all principal, interest, and fees paid by the Company to CoBank hereunder and under the other Loan Documents.  To the extent permitted by applicable Law, such record (and all computer printouts thereof) shall be presumed correct absent manifest error as to the obligations of the Company therein recorded; provided that the failure of CoBank to maintain such record, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) any Loan hereunder in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 2.06.    Business Days.  Notwithstanding the terms of this Agreement, the Mortgage Indenture, any Supplement, or any Promissory Note, if any date on which principal, interest, or fees is due and payable is not a Business Day, then such payment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue on the amount thereof.

ARTICLE 3

CONDITIONS PRECEDENT

SECTION 3.01.    Conditions Precedent to this Agreement.  The effectiveness of this Agreement is subject to the following conditions precedent, which, in the case of instruments, certificates, opinions, and documents, must be in form and content acceptable to CoBank:

(A)This Agreement.  CoBank shall have received a duly executed original copy of this Agreement.

(B)The Mortgage Indenture.  CoBank shall have received a copy, certified by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company as being true and complete as of the Effective Date, of the Mortgage Indenture, including all supplements thereto.

(C)Evidence of Authority.  CoBank shall have received a copy, certified by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company as of the Effective Date, of such board resolutions, evidence of incumbency, and other evidence as CoBank may require that this Agreement and all Loan Documents executed in connection herewith shall have been duly authorized, executed and delivered by the Company.

(D)Consents and Approvals.    CoBank shall have received such evidence as CoBank may require that all consents and approvals referred to in Section 4.01(L) hereof have been obtained and are in full force and effect.

(E)Fees and Expenses.  CoBank shall have received all fees or other charges provided for herein.

(G)Insurance.  CoBank shall have received such evidence as CoBank may require that the Company is in compliance with Section 5.03 hereof (including the flood insurance requirements thereof) and the insurance requirements set forth in the Mortgage Indenture.

(H)Opinion of Counsel.  CoBank shall have received a duly executed original copy of an opinion of counsel to the Company (acceptable to CoBank) with respect to this Agreement.

(I)Representations and Warranties.  Each of the representations and warranties set forth in Section 4.01 hereof shall be true and correct and CoBank shall have received a duly executed original copy of a certificate of an officer of the Company (which, if other than the Chief Executive Officer or the Chief Financial Officer of the Company, must be acceptable to CoBank), dated the Effective Date, to such effect.

(J)No Default.  No Default or Event of Default shall exist hereunder and CoBank shall have received a duly executed original copy of a certificate of an officer of the Company (which, if other than the Chief Executive Officer or the Chief Financial Officer of the Company, must be acceptable to CoBank), dated the Effective Date, to such effect.

SECTION 3.02.    Conditions to Each Supplement.  CoBank’s obligation to make the initial Loan under each Supplement that evidences one or more new Loans to be made to the Company is subject to the following conditions precedent (which in the case of instruments, certificates, opinions, and documents, must be in form and content acceptable to CoBank):

(A)Supplement and Promissory Note.  CoBank shall have received from the Company a duly executed original copy of the Supplement and the related Promissory Note and all Loan Documents required by such Supplement.

(B)Evidence of Authority.  CoBank shall have received copies, certified by the Secretary of the Company as of the date of such Supplement, of such board resolutions, evidence of incumbency, and other evidence that CoBank may require that such Supplement and all Loan Documents and all Indenture Documents executed in connection therewith have been duly authorized, executed and delivered.

(C)Consents and Approvals.  CoBank shall have received such evidence as CoBank may require that all consents and approvals referred to in Section 4.01(L) and 4.02(E) hereof have been obtained and are in full force and effect.

(D)Fees and Other Charges.  CoBank shall have received from the Company any fees or other charges provided for herein or in such Supplement.

(E)Insurance.  CoBank shall have received such evidence as CoBank may require that (1) the Company is in compliance with Section 5.03 hereof and (2) the Company has taken all actions required under the Flood Laws and/or reasonably requested by CoBank to assist in ensuring that CoBank is in compliance with the Flood Laws applicable to the properties constituting part of the Trust Estate.

(F)Opinion of Counsel.  CoBank shall have received a duly executed original copy of an opinion of counsel to the Company (acceptable to CoBank) with respect to this Agreement, such Supplement, the Promissory Note and the Indenture Documents.

(G)Security.  The execution and delivery by the Company and the Indenture Trustee of a Supplemental Indenture to the Mortgage Indenture providing for the issuance by the Company of the Promissory Note as an “Additional Obligation” (as defined in the Mortgage Indenture) secured by the Mortgage Indenture.

(H)Mortgage Indenture.  All conditions precedent under the Mortgage Indenture to the issuance and authentication of the Promissory Note as an “Additional Obligation” (as defined in the Mortgage Indenture) by the Indenture Trustee in accordance with the terms of the Mortgage Indenture shall have been satisfied, the Promissory Note shall have been so authenticated and CoBank shall have received copies of all certificates, opinions and documents delivered to or by the Indenture Trustee in connection therewith, certified as true and complete copies by an officer of the Company (which, if other than the Chief Executive Officer or the Chief Financial Officer of the Company, must be acceptable to CoBank).

(I)Other Requirements.  CoBank shall have received such other assurances, certificates, documents, consents or opinions as CoBank reasonably may require.

SECTION 3.03.    Conditions to Each Loan.  CoBank’s obligation under each Supplement to make any new Loan to the Company thereunder, including the initial Loan thereunder, is subject to the conditions precedent that: (1) no Default or Event of Default shall have occurred and be continuing; (2) each of the representations and warranties of the Company contained in Section 4.02 hereof and in all other Loan Documents executed or furnished in connection with such Supplement shall be true and correct as of the date of such Loan; and (3) the Company shall have satisfied all conditions and requirements set forth in such Supplement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    This Agreement.  To induce CoBank to enter into this Agreement, the Company represents and warrants that:

(A)Organization.  The Company: (1) is an electric cooperative duly organized, validly existing, and in good standing under the Laws of the State of Alaska; (2) has the power and authority to own its assets and to transact the business in which it is engaged or proposes to engage; and (3) is duly qualified to do business in, and is in good standing under the Laws of, each jurisdiction in which such qualification is required.

(B)Loan Documents.  The Loan Documents and all Indenture Documents relating to any Loan: (1) have been duly authorized, executed and delivered by the Company and each other Person that is a party thereto (other than CoBank); and (2) create legal, valid and binding obligations of the Company and each other party thereto (other than CoBank) which are enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.

(C)Operation of Business.  The Company possesses all licenses, certificates, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and there is no violation by the Company of the rights of others with respect thereto which could have a Material Adverse Effect.

(D)Litigation.  Except as disclosed on Part (D) of Schedule 4.01 hereto, there are no pending or threatened actions or proceedings against or affecting the Company before any court, governmental agency, mediator, arbitrator, or the like which could, in any one case or in the aggregate, if adversely decided, have a Material Adverse Effect.

(E)Ownership of Company and Subsidiaries.  The Company: (1) is an electric generation, transmission and distribution cooperative which is owned by its customers; and (2) has no Subsidiaries.

(F)Financial Statements.  The balance sheet of the Company as at December 31, 2015, and the related statement of operations, statement of changes in equities and margins and statement of cash flows of the Company for the fiscal year then ended, and the accompanying notes and schedules, together with the opinion thereon, dated March 23, 2016, of KPMG LLP, the Company’s independent certified public accountants, copies of which have been furnished to CoBank, are complete and correct and fairly present the financial condition of the Company as at such dates and the results of the operations of the Company for the periods covered by such statements, all in accordance with GAAP consistently applied.  Since December 31, 2015, there has been no material adverse change in the condition (financial or otherwise), business or operations of the Company.  There are no liabilities of the Company, fixed or contingent, which are material but not reflected in the financial statements or in the notes thereto.

(G)Ownership and Liens.  The Company has such title to, or valid leasehold interests in, all of its properties, real and personal, including the property and leasehold interests reflected in the balance sheets referred to above (other than any property disposed of in the ordinary course of business), as is necessary to carry on its business and conduct its activities as they are currently conducted (subject to any irregularity or deficiency in the record evidence of title which does not substantially impair the usefulness of such property for the purposes of the Company), and none of the properties or leasehold interests of the Company comprising the Trust Estate is subject to any Lien except such as is permitted pursuant to Section 6.01.

(H)Compliance with Law.  Except as disclosed on Part (H) of Schedule 4.01 hereto, all of the properties owned by the Company and all of its operations, are in compliance in all material respects with all Laws (including all Laws relating to the environment and those Laws referred to in Section 6.10 hereof) which, if not complied with, could have a Material Adverse Effect.

(I)Environment.  Except as disclosed on Part (I) of Schedule 4.01: (1) no property owned or leased by the Company is being used, or to its knowledge, has been used for the disposal, treatment, storage, processing or handling of hazardous waste or materials (as defined under any applicable environmental Law) in violation of any applicable Law; (2) no investigation, claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is proposed, threatened, anticipated or in existence with respect to the properties or operations of the Company which could have a Material Adverse Effect; and (3) the Company is not aware of any environmental contamination or condition that currently exists on any property of the Company which, if required to be remedied, could have a Material Adverse Effect.

(J)ERISA.  The Company is in compliance with all requirements of ERISA, and no suit, claim or other proceeding exists or is threatened alleging any violation of ERISA.

(K)Conflicting Agreements.  None of the Loan Documents or Indenture Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company is or expects to become a party or by which the Company or any of its properties may be bound or affected, or conflicts with any provision of the bylaws, articles of incorporation, or other organizational documents of the Company.

(L)Consents and Approvals.  Except for such as shall have been obtained and are in full force and effect, and except to the extent that future rate increases may be subject to the approval of the appropriate regulatory agency, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of the Loan Documents and the Indenture Documents.

(M)Compliance and No Default.  The Company is in compliance with all of the terms of the Loan Documents and the Indenture Documents and no Default or Event of Default exists.

SECTION 4.02.    Each Supplement.  The execution by the Company of each Supplement hereto shall constitute a representation and warranty that, except as otherwise provided in the application furnished in connection with such Supplement:

(A)Reaffirmation.  Each of the representations and warranties set forth in Section 4.01 hereof is true and correct as of the date of such Supplement, except that (1) the references to the financial statements in Section 4.01(F) hereof, and all references in Section 4.01(G) hereof to such statements, shall be deemed to be to the latest annual financial statements furnished to CoBank under Section 5.06(A) and, if more recent than the latest annual financial statements, shall also include each set of quarterly financial statements thereafter furnished to CoBank under Section 5.06(B) hereof, and (2) the date referred to in the penultimate sentence of

Section 4.01(F) hereof shall be deemed to be the date of the latest annual financial statements furnished to CoBank under Section 5.06(A).

(B)Compliance.  The Company is in compliance with all of the terms of the Loan Documents (including, without limitation, Sections 5.06(D) and (F) hereof) and the Indenture Documents, and no Default or Event of Default exists.

(C)Applications, Officer’s Certificate.  Each representation and warranty and all information set forth in any application or officer’s certificate submitted in connection with, or to induce CoBank to enter into, such Supplement is correct in all material respects as of the date of such Supplement.

(D)Budgets.  All budgets, projections, feasibility studies, and other documentation submitted by the Company to CoBank in connection with, or to induce CoBank to enter into, such Supplement are based upon assumptions that are reasonable, and as of the date of such Supplement, no fact has come to light, and no event has occurred, which would cause any material assumption made therein to not be reasonable; provided that CoBank acknowledges that that the fact that the Company’s acquisition of interests in the Beluga River Unit was not anticipated at the time Chugach prepared the budgets and projections delivered to CoBank prior to the Effective Date shall not constitute a breach of the representation contained in this paragraph.

(E)Authorizations.  Except for such as shall have been obtained and are in full force and effect, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with: (1) execution, delivery, performance or enforcement of the Loan Documents or the Indenture Documents; or (2) the project, acquisition, or other activity being financed by Loan(s) under such Supplement, except for consents, permissions, authorizations, orders and licenses that: (i) are not required to be obtained at the time of the Company’s execution of such Supplement; and (ii) can be obtained in the ordinary course of business.

ARTICLE 5

AFFIRMATIVE COVENANTS

Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:

SECTION 5.01.    Maintenance of Existence.  Preserve and maintain its existence and good standing in the jurisdiction of its formation, qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.

SECTION 5.02.    Compliance with Laws.  Without limiting the requirements of Section 6.10 hereof, comply in all material respects with all applicable Laws (including all Laws relating to the environment), which, if not complied with, could have a Material Adverse Effect. In addition, the Company agrees to use reasonable efforts to cause all Persons occupying or present on any of its properties that the Company knows or should know is in violation of any Laws to comply in all material respects with all such Laws.

SECTION 5.03.    Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated and, to the extent required under the Flood Laws, obtain and maintain flood insurance for such structures and contents comprising the Trust Estate that are located in a flood hazard zone, in such amounts as similar structures and contents are insured by companies operating similar properties in similar circumstances and carrying on similar businesses and otherwise reasonably satisfactory to CoBank.  All such policies insuring any portion of the Trust Estate shall have lender or mortgagee loss payable clauses or endorsements in favor of the Indenture Trustee in form and content, and as otherwise required by, the Mortgage Indenture. The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time-to-time reasonably require.

SECTION 5.04.    Property Maintenance.  Maintain all of its properties that are necessary to or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and make all alterations, replacements and improvements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition.

SECTION 5.05.    Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with GAAP.

SECTION 5.06.    Reports and Notices.  Furnish to CoBank:

(A)Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual financial statements of the Company prepared in accordance with GAAP consistently applied.  Such financial statements shall: (1) be audited by a nationally recognized firm of independent certified public accountants selected by the Company; (2) be accompanied by a report of such accountants containing an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based that would result in such opinion being qualified) to the effect that the financial statements: (i) were audited in accordance with the standards of the Public Company Accounting Oversight Board (United States); and (ii) present fairly, in all material respects, the financial position of the Company as at the end of the year and the results of its operations for the year then ended, in conformity with GAAP; (3) be prepared in reasonable detail and in comparative form; and (4) include a balance sheet, a statement of operations, a statement of changes in equities and margins and a statement of cash flows, and all notes and schedules relating thereto.

(B)Interim Financial Statements.  If requested by CoBank, as soon as available, but in no event more than 60 days after the end of each fiscal quarter of the Company occurring during the term hereof, a balance sheet as of the end of such quarter, a statement of operations, a statement of changes in equities and margins and a statement of cash flows for the Company for such period and for the period year to date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied.

(C)Officer’s Certificate.  Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of an officer of the Company acceptable to CoBank: (1) computing the financial covenant set forth in Article 7 hereof; and (2) certifying that, to the best knowledge of such officer, no Default or Event of Default occurred during the period covered by such statements or, if a Default or Event of Default did occur during such period, a statement as to the nature thereof, whether such Default or Event of Default is continuing, and, if continuing, the action which is proposed to be taken with respect thereto.

(D)Notice of Litigation.  Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could have a Material Adverse Effect; (2) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (i) may require the Company to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, criminal sanctions or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (ii) if true or proven, could have a Material Adverse Effect; and (iii) the rendering of any order, judgment, ruling and the like which could have a Material Adverse Effect.

(E)Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of a Default or an Event of Default.

(F)Default Notices.  Promptly after furnishing or receiving same, a copy of all notices of default (including notices of the occurrence of an event which, with the giving of notice and/or the passage of time and/or the occurrence of any other condition, would become a default) furnished by or to the Company under the Indenture Documents, any loan or other credit agreement relating to any Obligation, or any other loan or credit agreement evidencing Funded Debt.

(G)Ratings.  Promptly after obtaining same, a copy of all Credit Ratings issued by a Rating Agency.

(H)Notice of Certain Events.  Notice of each of the following at least 60 days prior thereto: (1) any change in the Company’s name, structure, jurisdiction of organization, or organizational identification number (if any); or (2) any change in the principal place of business of the Company or the office where its records concerning its accounts are kept.

(I)Other Notices.  Such other notices as may be required by any Supplement or any other Loan Document.

(J)Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company as CoBank may from time to time reasonably request, including, but not limited to, copies of all pleadings, notices and communications referred to in Section 5.06(D) hereof.

SECTION 5.07.    Conduct of Business.  Continue to engage in the business conducted by it on the date of this Agreement.

SECTION 5.08.    Capital.  Acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in connection with a Loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to such Loan is entered into or such Loan is renewed or refinanced by CoBank.  The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s Bylaws and Capital Plan (as each may be amended from time to time).

SECTION 5.09.    Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company, and to discuss its or their affairs, finances and accounts with its or their officers, directors, employees, and independent certified public accountants.

ARTICLE 6

NEGATIVE COVENANTS

While this Agreement is in effect, the Company will not, without the prior written consent of CoBank (which consent will not be unreasonably withheld or delayed):

SECTION 6.01.    Liens.  Create, incur, assume, or suffer to exist any Lien on any of its properties comprising the Trust Estate, except:

(A)Liens in favor of CoBank;

(B)Liens granted pursuant to the Mortgage Indenture; and

(C)Liens on any of its property that meet the definition of “Permitted Encumbrances” (as defined in the Mortgage Indenture) or are permitted by Section 14.6 of the Mortgage Indenture.

SECTION 6.02.    Sale, Transfer or Lease of Assets.  Sell, lease or otherwise dispose of any of its assets if such sale, lease or other disposition is prohibited by the Mortgage Indenture.

SECTION 6.03.    Distributions.  Directly or indirectly declare or pay any dividend or make any payments of, distributions of, or retirements of patronage capital to its members (each a “Distribution”) if, at the time thereof or after giving effect thereto, (A) an Event of Default shall exist, or (B) the Company’s equities and margins (determined in accordance with

Accounting Requirements) as of the end of the Company’s most recent fiscal quarter would be less than thirty percent (30%) of the Company’s total long-term debt and equities and margins (determined in accordance with Accounting Requirements) at such time; provided,  however, that, so long as no Event of Default exists, the Company may, in any fiscal year, make a Distribution of up to the lesser of ((1) five percent (5%) of the Company’s aggregate equities and margins on the books of the Company as of the end of the immediately preceding fiscal year or (2) fifty percent (50%) of the prior fiscal year’s assignable margins (determined in accordance with the definition of Margins for Interest set forth in the Mortgage Indenture), whether or not allocated to members.  For purposes of this Section 6.03, determination of aggregate margins and equities and total long-term debt and equities shall not include any amount on account of earnings retained in any Subsidiary or Affiliate of the Company and any such determination of total long-term debt and equities shall exclude the debt of any Subsidiary or Affiliate.

SECTION 6.04.    Contingent Liabilities.  Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable for the obligations of any Person (including by means of an agreement to: (A) purchase any obligation, stock, assets, or services; (B) supply or advance any funds, assets, or services; or (C) cause any Person to maintain a minimum working capital or net worth or other financial test), except by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, if the Company would be in violation of this Agreement (including all financial covenants set forth herein) if such obligations were treated as direct obligations of the Company.

SECTION 6.05.    Mergers.  Consolidate with or merge into any other Person or transfer all or substantially all of its properties and assets to any Person in a manner that would violate Article 12 of the Mortgage Indenture.

SECTION 6.06.    Change in Business.  Make capital expenditures for assets primarily devoted to any business activities or operations substantially different from or unrelated to its present business activities or operations, where such expenditures exceed $5,000,000 in any calendar year or result in a book value for such assets that exceeds $5,000,000 at any one time.

SECTION 6.07.    Subsidiaries.  Commence operations under any other name, or make capital contributions to any Subsidiaries or Affiliates, where such contributions exceed $5,000,000 in any calendar year or result in an aggregate book value for the Company’s interest in such Subsidiaries or Affiliates that exceeds $5,000,000 at any one time; provided,  however, that the Company’s participation in the formation of a transmission company or independent service operator to own or operate transmission facilities (including transmission facilities owned by the Company) and/or dispatch generation resources (including generation resources owned by the Company) in the Alaska Railbelt shall not be a violation of this covenant if such activities do not constitute a violation of the Mortgage Indenture.

SECTION 6.08.    Prepayment or Defeasance.  While any Default of Event of Default shall have occurred and be continuing, prepay or defease any Obligation or any other Funded Debt.

SECTION 6.09.    Indenture Requirements.

(A)Elect pursuant to the Mortgage Indenture, to apply Accounting Requirements other than those in effect as of the date of execution and delivery of the Mortgage Indenture.

(B)Enter into a Supplemental Indenture pursuant to the Mortgage Indenture permitting the creation of any lien ranking prior to or on parity with the Mortgage Indenture with respect to any of the Trust Estate (other than Permitted Encumbrances, as defined in the Mortgage Indenture as in effect on the date of this Agreement).

SECTION 6.10.    Use of Proceeds.  Use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Person, in violation of (A) sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or other applicable sanctions authority (collectively, “Sanctions”) or in any other manner that will result in a violation by CoBank of Sanctions, (B) the money laundering statutes of all applicable jurisdictions where the Company and its Subsidiaries, if any, conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority, or (C) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, or any other applicable corruption legislation.

SECTION 6.11.    Status.  Cease to be an Alaskan electric cooperative.

ARTICLE 7

FINANCIAL COVENANT

SECTION 7.01.    Rate Covenant.  Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company shall establish and collect rates, rents, charges, fees and other compensation (collectively, “Rates”) for the use or the sale of the output, capacity or service of the properties of the System that: (1) together with other moneys available to the Company, produce moneys sufficient to enable the Company to comply with all its covenants under the Indenture Documents; and (2) are reasonably expected to yield Margins For Interest for each fiscal year of the Company equal to at least 1.10 times Interest Charges for such period.

ARTICLE 8

EVENTS OF DEFAULT

SECTION 8.01.    Events of Default.  Each of the following shall constitute an “Event of Default” hereunder:

(A)Payment Default.  The Company should fail to make when due any payment to CoBank hereunder, under any Promissory Note, under any Supplement, or under any other Loan Document.

(B)Representations and Warranties.  Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished or made.

(C)Covenants.  The Company should fail to perform or comply with any covenant set forth in Article 5 hereof (other than Sections 5.01, 5.06(E) or Section 6.10 hereof) or any other covenant or agreement contained herein, in any Supplement or in any other Loan Document, and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.

(D)Other Covenants and Agreements.  The Company should fail to perform or comply with Sections 5.01 or 5.06(E) hereof or shall use the proceeds of any Loan for any unauthorized purpose or in violation of Section 6.10.

(E)Cross Default.  The Company should, after any applicable grace period, breach or be in default under the terms of any other Loan Document or other agreement with CoBank.

(F)Other Indebtedness.  The Company’s obligation to repay any Funded Debt shall be accelerated or declared due and payable prior to its scheduled due date as a result of the occurrence of any breach or default under any agreement relating to such indebtedness or obligation.  Notwithstanding the foregoing or any other provision hereof, the Company agrees that upon the occurrence and during the continuance of any event giving rise to the right to accelerate such indebtedness or obligation (whether or not such right is conditioned upon the giving of notice and/or the passage of time and/or the occurrence of any other condition), a Default shall be deemed to have occurred and be continuing hereunder.

(G)Insolvency.  The Company shall: (1) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (2) suspend its business operations or a material part thereof; or (3) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (4) have entered against it (i) a decree or order for relief in respect of the Company in an involuntary case under any applicable Federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or state law, or appointing a custodian, received, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any material part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (5) make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.

(H)Indenture Default.  An “Event of Default” (as defined in the Mortgage Indenture) shall exist, or the Existing Promissory Note or any additional Promissory Note evidencing any Loan or portion thereof hereafter made hereunder shall cease to be secured under the Mortgage Indenture.

ARTICLE 9

REMEDIES UPON DEFAULT

SECTION 9.01.    Remedies.  Upon the occurrence and during the continuance of a Default or Event of Default, CoBank shall have no obligation to make any Loan to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence and during the continuance of an Event of Default, CoBank may, upon notice to the Company:

(A)Termination and Acceleration.  Terminate any commitment and as and to the extent provided in the Indenture Documents, declare the unpaid principal balance of the Loans, all accrued interest thereon, and all other amounts payable under this Agreement, the Supplements, the Promissory Notes, and all other Loan Documents to be immediately due and payable; provided,  however, that upon the occurrence of an Event of Default under Section 8.01(G), any commitments shall automatically be terminated. Upon such a declaration, the unpaid principal balance of the Loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.

(B)Enforcement.  Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document, the Indenture Documents or under Law.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any other balances held by CoBank for the Company’s account (whether or not such balances are then due).

(C)Application of Funds.  Apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

In addition to the rights and remedies set forth above and notwithstanding the terms of any Supplement or Promissory Note, if the Company fails to make any payment required to be made under the terms of this Agreement, any Supplement hereto or any Promissory Note when due, then at CoBank’s option in each instance (and automatically following an acceleration), such payment shall bear interest from the date due to the date such amount is paid in full at the Default Rate.  All such interest, together with all overdue amounts, shall be payable on demand.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01.    Broken Funding Surcharge; Make-Whole Amount.  Notwithstanding any provision contained in any Supplement or any Promissory Note giving the Company the right to prepay all or any portion of a Loan then accruing interest at a fixed rate prior to the date it would otherwise be due and payable, or to convert any fixed rate balance to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable thereto, the Company agrees that (unless otherwise expressly provided in the applicable Supplement) (a) in the event it converts any fixed rate balance prior to the last day of its fixed rate period or prepays (or becomes obligated to repay) any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), it will pay to CoBank an amount equal to the Make-Whole Amount or (b) in the event it fails to borrow any fixed rate balance on the date scheduled therefor, it will pay to CoBank an amount equal to the Broken Funding Surcharge.

The term “Broken Funding Surcharge” shall mean, an amount equal to the present value of the sum of: (a) all losses and expenses incurred by CoBank in retiring, liquidating, or reallocating any debt, obligation, or cost incurred or allocated by CoBank to fund or hedge a fixed rate balance; plus (b) one half of one percent (0.5%) of such fixed rate balance for the period such amount was scheduled to have been outstanding at a fixed rate.

The term “Make-Whole Amount” shall mean, with respect to all or any portion of a Loan accruing interest at a fixed rate, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Loan over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” shall mean, with respect to all or any portion of a Loan accruing interest at a fixed rate, the principal portion thereof that is to be repaid prior to the date it would otherwise be due and payable, or is to be converted to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable thereto or has become or is declared to be immediately due and payable pursuant to Section 9.01(A), as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Called Principal is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Loan, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average

Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as are then used in the interest rate for such Called Principal.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” shall mean, with respect to the Called Principal of any Loan, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as are then used in the interest rate for such Called Principal.

“Remaining Average Life” shall mean, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” shall mean, with respect to the Called Principal of any Loan, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made in respect of such Called Principal, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to the applicable Supplement or Section 9.01(A).

“Settlement Date” shall mean, with respect to the Called Principal of all or any portion of a Loan accruing interest at a fixed rate, the date on which such Called Principal is to be prepaid pursuant to applicable Supplement or has become or is declared to be immediately due and payable pursuant to Section 9.01(A), as the context requires.

SECTION 10.02.    Complete Agreement, Amendments.  The Loan Documents are intended by the parties to be a complete and final expression of their agreement.  No amendment,

modification, or waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Promissory Notes and Supplements hereto. Each Promissory Note and each Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein.

SECTION 10.03.    Applicable Law, Jurisdiction.  Except to the extent governed by applicable federal Law, this Agreement and each Supplement shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine.  Except to the extent governed by applicable federal Law, each Promissory Note shall be governed by the Laws of the State of Alaska, without reference to choice of law doctrine. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.

SECTION 10.04.    Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:

CoBank, ACB	Chugach Electric Association, Inc.
6340 South Fiddlers Green Circle	5601 Electron Drive
Greenwood Village, Colorado 80111	Post Office Box 196300
Facsimile: (303) 740-4002	Anchorage, AK 99519-6300
Attention: Energy Banking Group	Facsimile: (907) 762-4514
Attention: Chief Executive Officer

SECTION 10.05.  Costs, Expenses, and Taxes.  To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents and Indenture Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or Indenture Document or the recording hereof or thereof.

SECTION 10.06.    Effectiveness and Severability.  This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Company with respect to all Loans by CoBank under this Agreement and the other Loan Documents and Indenture Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Promissory Note or any Supplement; (C) all Promissory Notes and all Supplements shall have been terminated; and (D) either party sends written notice to the other party terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 10.07.    Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents or Indenture Documents without the prior written consent of CoBank.

SECTION 10.08.    Participations, Etc.    From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the Loans made pursuant to this Agreement.  However, no such participation shall relieve CoBank of any commitment made to the Company hereunder.  In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential.  A sale of a participation interest may include certain voting rights of the participants regarding the Loans hereunder (including without limitation the administration, servicing and enforcement thereof).  CoBank agrees to give written notification to the Company of any sale of a participation interest, which notice shall describe the identity of the purchasing participant and the Loan(s) and portions thereof sold.

SECTION 10.09.    Headings.  Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.

SECTION 10.10.    Limitations of Agreement.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement requires the Company to cause any obligations of the Company to CoBank, other than the Existing Promissory Note and additional Promissory Notes evidencing Loans hereunder, to be secured as either “Pre-Existing Obligations” or “Additional Obligations” (as such terms are defined in the Mortgage Indenture) under the Mortgage Indenture.  Except as may be expressly provided for by the Mortgage Indenture or by Section 6.09(B) hereof, CoBank’s consent shall not be required for the issuance of any “Additional Obligations” (as defined in the Mortgage Indenture) under the Mortgage Indenture.

SECTION 10.11.    Relationship to Unsecured Credit Facility.  CoBank is also a participating lender under that Credit Agreement dated as of June 13, 2016, among the Company, the parties named as lenders therein (including CoBank) and the National Rural Utilities Cooperative Finance Corporation, as administrative agent for such lenders (as the same may be amended, the “CP Backstop Credit Agreement”), pursuant to which the lenders named in the CP Backstop Credit Agreement, including CoBank, may make certain loans to Chugach in the amounts and for the purposes described in the CP Backstop Credit Agreement (the “CP Backstop Loans”).  The Company’s obligation to repay advances, if any, made by CoBank under the CP Backstop Credit Agreement are evidenced by a Note dated June 13, 2016, from the Company to CoBank in the face amount of $35,000,000 (together with the CP Backstop Credit

Agreement and all other “Loan Documents” (as that term is defined in the CP Backstop Credit Agreement), the “CP Backstop Loan Documents”).  All terms and conditions relating to the CP Backstop Loans are set forth in, and shall be governed solely by, the provisions of the CP Backstop Loan Documents.  No CP Backstop Loans will be deemed to have been issued under, or to be subject to any terms or conditions set forth in, the Loan Documents or the Indenture Documents.

ARTICLE 11

PREPAYMENT UPON CHANGE IN STATUS

SECTION 11.01    Prepayment of Loans upon Change in Status.

(A)Notice of Change in Status.  The Company will, no later than five days after the occurrence of any Change in Status, give written notice of such Change in Status to CoBank.  Such notice shall contain and constitute an offer to prepay all of the Loans then outstanding as described in Section 11.01(D) and shall be accompanied by the certificate described in Section 11.01(E).

(B)Offer to Prepay; Time for Payment.  The offer to prepay the Loans contemplated by Section 11.0(A) shall be an offer to prepay, in accordance with and subject to this Section 11.01, all, but not less than all, of the Loans then outstanding on a date specified in such offer (the “Proposed Prepayment Date”).  The Proposed Prepayment Date shall be a Business Day not less than 60 days and not more than 90 days after the date of the notice contemplated by Section 11.01(A).

(C)Acceptance; Rejection.  CoBank may accept or reject the offer to prepay made pursuant to this Section 11.01 by causing a notice of such acceptance or rejection to be delivered to the Company at least 30 days prior to the Proposed Prepayment Date.  A failure by CoBank to respond to an offer to prepay made pursuant to this Section 11.01 within such time period shall be deemed to constitute a rejection of such offer by CoBank.

(D)Prepayment.  Prepayment of the Loans to be prepaid pursuant to this Section 11.01 shall be at 100% of the principal amount thereof then outstanding, together with the Make-Whole Amount, if any, in the case of Loans or any portions thereof accruing interest at a fixed rate, all unpaid interest thereon accrued to the Proposed Prepayment Date and all other amounts then due and payable as provided for in the applicable Supplement.  The prepayment shall be made on the Proposed Prepayment Date.

(E)Officer’s Certificate.  The offer to prepay Loans pursuant to this Section 11.01 shall be accompanied by a certificate, executed by the Chief Executive Officer or the Chief Financial Officer of the Company and dated the date of such offer, specifying: (1) the Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 11.01 and the failure by CoBank to respond to such offer by the deadline established in Section 11.01(C) shall result in such offer being deemed rejected and (3) the date the Change in Status occurred.

(F)Change in Status. “Change in Status” means the Company ceasing to be an Alaskan electric cooperative.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Master Loan Agreement to be executed by their duly authorized officers as of the date shown above

CoBANK, ACB	CHUGACH ELECTRIC ASSOCIATION, INC.

By	By	/s/ Sherri L. Highers
Title:	Title:	CFO

IN WITNESS WHEREOF, the parties have caused this Second Amended and Restated Master Loan Agreement to be executed by their duly authorized officers as of the date shown above

CoBANK, ACB		CHUGACH ELECTRIC ASSOCIATION, INC.

By	/s/ Jake Good	By
Name:	Jake Good	Name:
Title:	Vice President	Title:

EXHIBIT A

DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.01 Definitions.

(A)Indenture Terms.  As used in this Agreement, the terms “Accounting Requirements”, “Interest Charges”, “Margins For Interest”, “Obligations”, “Supplemental Indenture”, “System” and “Trust Estate” shall have the meanings set forth in the Mortgage Indenture.

(B)Other Defined Terms.  As used in this Agreement, any amendment thereto, or in any Supplement or any Promissory Note, the following terms shall have the following meanings:

Affiliate shall mean any Person, 5% or more of the voting stock or other voting rights in which is owned or controlled by the Company.

Agreement shall mean this Second Amended and Restated Master Loan Agreement, dated as of June 30, 2016, between the Company and CoBank, as it may be amended or modified from time to time.

Business Day means any day other than a Saturday, Sunday, or other day on which CoBank or any Federal Reserve Bank is closed for business.

Capital Lease Obligations of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

CoBank shall mean CoBank, ACB and its successors and assigns.

Company shall mean Chugach Electric Association, Inc. and its permitted successors and assigns.

CP Backstop Credit Agreement,  CP Backstop Loan Documents and CP Backstop Loans shall have the meanings set forth in Section 10.11 of this Agreement.

Credit Ratings shall mean a rating assigned by a Rating Agency to any Debt of the Company.

Debt of any Person means, without duplication, (A) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person upon which interest charges are customarily paid, (D) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (E) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (F) all Indebtedness of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (G) all Guarantees by such Person of Debt of others, (H) all Capital Lease Obligations of such Person, (I) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (J) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

Default shall mean the occurrence of any event which with the giving of notice or the passage of time or the occurrence of any other condition would become an Event of Default under this Agreement or under any other Loan Document.

Default Rate shall mean 4% per annum in excess of the rate or rates that would otherwise be in effect under the terms of the applicable Supplement, except that in the case of overdue interest, fees, and, prior to the final maturity of a Loan (whether as a result of acceleration or otherwise), principal, the term “Default Rate” shall mean 4% per annum in excess of any variable rate option provided in the applicable Supplement, or, in the event no such option is provided, 4% per annum in excess of the rate established by CoBank from time-to-time during that period as its National Variable Rate.

Dollars and the sign  “$” shall mean lawful money of the United States of America.

Effective Date shall have the meaning set forth in the Preamble hereof.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

Event of Default shall mean any of the events specified in Section 8.01 of this Agreement and any event specified in any Supplement or any Promissory Note as an Event of Default.

Existing Master Loan Agreement shall have the meaning set forth in the first Background clause of this Agreement.

Existing Promissory Note shall have the meaning set forth in the second Background clause of this Agreement.

Existing Supplement shall have the meaning set forth in the second Background clause of this Agreement.

Funded Debt shall mean, as of the date being measured, all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), whether classified as long-term or short-term.

Flood Laws means, collectively, (A) the National Flood Insurance Act of 1968, (B) the Flood Disaster Protection Act of 1973, (C) the National Flood Insurance Reform Act of 1994 and (D) the Flood Insurance Reform Act of 2004, in each case, as now or hereinafter in effect, and any successor statute thereto, and all such other applicable Laws related thereto.

GAAP shall mean generally accepted accounting principles in the United States (as modified pursuant to any applicable regulatory order or policy).

Governmental Authority shall mean the government of the United States of America, or of any other nation, or any political subdivision thereof, whether federal, state or local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantee of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (B) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (D) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Indenture Documents shall mean the Mortgage Indenture and all Supplemental Indentures and authentication documentation relating to Loans executed and delivered pursuant to the Mortgage Indenture.

Indenture Trustee shall mean the “Trustee” (as defined in the Mortgage Indenture), and its successors and assigns pursuant to the terms of the Mortgage Indenture.

Laws shall mean all laws, rules, regulations, codes, orders and the like.

Lien shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

Loan and Loans shall have the meaning set forth in Section 2.01 of this Agreement.

Loan Documents shall mean this Agreement, all Promissory Notes, all Supplements hereto, and all instruments or documents relating to this Agreement, such Promissory Notes and such Supplements, including, without limitation, all applications, certificates, opinions of counsel, mortgages, deeds of trust, security agreements, guaranties, and pledge agreements; provided,  however, that “Loan Documents” does not include the Indenture Documents or the CP Backstop Loan Documents.

Make-Whole Amount shall have the meaning set forth in Section 10.01 of this Agreement.

Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or on the ability of the Company to perform its obligations under the Loan Documents, the Indenture Documents, any loan or other credit agreement relating to any Obligation under the Mortgage Indenture, or any other material credit agreement.

Moody’s shall mean Moody’s Investor Services, Inc. and any successor thereto.

Mortgage Indenture shall mean that certain Second Amended and Restated Indenture, dated as of January 20, 2011, as amended by that First Supplemental Indenture dated as of January 20, 2011, Second Supplemental Indenture of Trust dated as of September 30, 2011, Third Supplemental Indenture dated as of January 5, 2012, and Fourth Supplemental Indenture dated as of February 3, 2015, pursuant to which the Company has granted to U.S. Bank National Association, as Trustee, liens and security interests in certain of the Company’s property as security for obligations issued and authenticated thereunder, as the same may be further amended, supplemented and restated from time to time.

Person shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

Promissory Note and Promissory Notes shall have the meaning set forth in Section 2.01 of this Agreement.

Rates shall have the meaning set forth in Section 7.01 of this Agreement.

Rating Agency shall mean S&P, Moody’s, or any other nationally recognized statistical rating organization (within the meaning of the rules of the United States Securities and Exchange Commission).

Sanction shall have the meaning set forth in Section 6.10 of this Agreement.

S&P shall mean Standard & Poor’s Rating Service, A Division of McGraw-Hill Companies, Inc., and any successor thereto.

Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

Supplement and Supplements shall have the meaning set forth in Section 2.01 of this Agreement.

SECTION 1.02    Rules of Interpretation. The following rules of interpretation shall apply to this Agreement, all Promissory Notes and all Supplements, and all amendments to any of the foregoing:

Accounting Terms.All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 5.06(A) and of this Agreement, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

Number.All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.

Including.The term “including” shall mean including, but not limited to.

Default.The expression “while any Default or Event of Default shall have occurred and be continuing” (or like expression) shall be deemed to include the period following any acceleration of the Obligations (unless such acceleration is rescinded).

SCHEDULE 4.01

Part (D)

None.

Part (H)

None.

Part (I)

None.